FIRST AMENDMENT TO LEASE

          THIS FIRST AMENDMENT TO LEASE ("Amendment") is made as of March 5, 2002, between OTR, an Ohio general partnership ("Landlord") acting as the duly authorized nominee of the BOARD OF THE STATE TEACHERS RETIREMENT SYSTEM OF OHIO, and BMC Industries, Inc., a Minnesota corporation ("Tenant").

          RECITALS:

A.

Landlord and Tenant entered into a Lease - Meridian Crossings I dated October 29, 1997 (the "Lease"), for approximately 11,124 square feet of office space (the "Original Premises") on the eighth floor of the building located at One Meridian Crossings in Richfield, Minnesota (the "Building").

B.

Tenant wishes to expand the Original Premises and Landlord is willing to accommodate the same on the terms contained herein

AGREEMENT:

For good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1.

Capitalized Terms.  Capitalized terms not defined herein will have the meanings given to the same in the Lease.

2.

Premises Expansion.  On or prior to April 1, 2002 (the "Commencement Date"), (A) approximately 2,689 rentable square feet of space on the eighth floor of the Building immediately adjacent to the Original Premises as depicted on Exhibit A attached hereto (the "New Premises"), will be added to the Original Premises, and (B) from and after the Commencement Date, the term "Premises" as used in the Lease will include the Original Premises and the New Premises and will consist of approximately 13,813 rentable square feet of office space.  If Landlord cannot deliver possession of the New Premises to Tenant on or before April 1, 2002, for any reason, Landlord will not be subject to any liability for failure to give possession.  Under such circumstances, Rent for the New Premises reserved and covenanted to be paid as stated herein will not commence until the New Premises is available for occupancy, and no such failure to give possession on or before such date will affect the validity of the Lease or the obligations of Tenant thereunder, nor shall the same be construed to extend the Term.  Notwithstanding the foregoing, if Landlord is unable to deliver the New Premises to Tenant prior to June 1, 2002, Tenant may terminate this Amendment by giving written notice of the same to Landlord on or prior to June 3, 2002, and, upon such notification, this Amendment will automatically terminate.

3.	Term. The Term is hereby extended to run through and including March 31, 2006.
4.	Base Rent. Commencing on the date that the New Premises is delivered to Tenant by Landlord, Base Rent for the Premises will be as follows:
LEASE MONTH	MONTHLY BASE RENT	BASE RENT PER SQ. FT. OF RENTABLE AREA
Delivery of New Premises to Tenant - 3/31/04	$17,266.25	$15.00
4/1/04 - 3/31/05	$18,705.10	$16.25
4/1/05 - 3/31/06	$19,280.65	$16.75

5.	Building. The number of rentable square feet in the Building as stated in Section (b) of the Data Sheet of the Lease is amended to be 186,307.
6.	Tenant's Percentage. The term "Tenant's Percentage" as defined in Section (j) of the Data Sheet of the Lease is amended to be 7.414%.
7.

Improvements.  Landlord will, at Landlord's sole expense and prior to delivery of the New Premises to Tenant, construct (A) a demising wall separating the New Premises from the space currently leased and occupied by Solonis, Inc., and (B) an exit corridor extension for the New Premises, each of which will include all taping, sanding and painting by Landlord.  The parties hereto acknowledge that Landlord will employ MP Johnson to perform the foregoing work and that Tenant will also use MP Johnson to perform additional tenant improvements simultaneously with the performance of Landlord's work in the New Premises.  In addition to the foregoing, upon delivery of the New Premises to Tenant by Landlord, Landlord will provide Tenant with the sum of $27,626 (the "Allowance") to be used by Tenant toward the cost of installing improvements in the Premises (the "Improvements").  All Improvements will be constructed, installed and completed in accordance with Article VIII of the Lease.  If the actual cost of the Improvements is less than the Allowance, Landlord will have no claim to the unused portion of the Allowance.

8.

Signage.  Tenant may, at Tenant's sole expense, install Tenant's name and logo on the monument sign for the Building.   The design and size of such sign must be approved in writing by Landlord prior to installation of the same, which approval will not be unreasonably withheld.

9.	Notice Address. The notice address for Landlord in Section (l) of the Data Sheet of the Lease is changed to the following:

Escom Properties, Inc.
10200 73rd Avenue North
Suite 102
Maple Grove, Minnesota 55369
Attention: Ernest E. Swanson

With a copy to:	c/o OTR
275 East Broad Street
Columbus, Ohio 43215
Attention: Real Estate Manager

10.

Deleted Provisions.  Articles XXV (Termination Option), XXVI (Tenant Improvement Allowance and Tenant Work), XXIX (Initial Expansion Right), and XXI (Additional Space), each in the Rider to the Lease, are hereby deleted.

11.

Expansion Option.  Tenant is granted the right to expand its Premises by leasing up to 3,000 contiguous, rentable square feet of space on the eighth floor of the Building (the "Expansion Space") currently leased and occupied by  Solonis, Inc.  upon vacation of said space by Solonis, Inc.  Any portion of the Expansion Space desired by Tenant must be contiguous and adjacent to the Premises.  To exercise this expansion right, Tenant must give Landlord written notice of its desire to occupy all or any portion of the Expansion Space by November 1, 2002.  Tenant's lease of the Expansion Space will be on the same terms, covenants and conditions provided in the Lease except that Base Rent for the space added by Tenant will be equal to 95% of the monthly base rent which would then be charged by Landlord for the expansion space considering the condition of such space and based on rates then being charged by Landlord for comparable space in the Building.  No provisions of this Lease relating to free rent, leasehold improvements, allowances, or other incentives or concessions, if any, will apply to the expansion space unless hereafter agreed upon between the parties in writing.  If Tenant timely exercises its right to expand pursuant to this section, Landlord will deliver to Tenant an amendment to this Lease adding the additional space to the Premises.  If  Tenant fails to timely exercise its expansion right hereunder, or if Tenant fails to execute and deliver the lease amendment to Landlord within 5 business days after delivery to Tenant of the same (reflecting the terms agreed upon herein), then Landlord may lease all or any portion of the Expansion Space to one or more third parties and the expansion option granted hereby will terminate.

12.

Brokers.  Tenant represents that Tenant has directly dealt with and only with CB Richard Ellis, who represented Landlord (whose commission, if any, shall be paid by Landlord pursuant to separate agreement), and the Keewaydin Group, Inc., who represented Tenant (whose commission, if any, will be paid by CB Richard Ellis via separate agreement), as the brokers in connection with this Amendment and Tenant will indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys' fees) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such broker or brokers or finders in connection with its participating in the negotiation with Tenant of this Amendment.

13.

Contingency.  The terms of this Amendment are contingent upon Landlord entering into a lease  amendment with Solonis, Inc. whereby said tenant will surrender the New Premises to Landlord.  If such an amendment cannot be obtained on or prior to March 8, 2002 (the "Contingency Date"), then either party hereto may terminate this Amendment by written notice given to the other party within 2 business days after the Contingency Date.

14.

Ratification.  Except as specifically amended hereby, the Lease remains in full force and effect.  If any conflict arises between the terms of the Lease and this Amendment, the terms of this Amendment shall control.

        EXECUTION:

LANDLORD:
OTR, an Ohio general partnership, acting as the duly authorized nominee of the BOARD OF THE STATE TEACHERS RETIREMENT SYSTEM OF OHIO

By: /s/Alan E. Muench
Its: Director, Midwestern Region

TENANT:
BMC INDUSTRIES, INC.
By: /s/Bradley D. Carlson
Its: Treasurer

EXHIBIT A

Depiction of New Premises